Exhibit 21

AMGEN INC.

SUBSIDIARY (Name under which subsidiary does business)	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
Immunex Corporation	Washington
Amgen Manufacturing, Limited	Bermuda